Exhibit 10.18

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made and entered into by and between Valence Technology, Inc. (the “Company”) and Thomas Mezger (“Mezger”) as of the Execution Date of this Agreement.

1.     Termination.  Mezger’s employment with the Company is terminated effective as of February 15, 2008. (‘Separation Date”).

2.     Consideration.  Although the Company has no policy or procedure requiring payment of any severance benefits, the Company agrees to the following:

a)              To pay Mezger a cash payment equal to three (3) months of his current base salary, less applicable taxes and withholdings to be made in a lump sum within ten (10) days of the Effective Date of this Agreement as outlined in Mezger’s Employment Offer Letter signed on September 9, 2005;

b)             To pay Mezger an additional cash payment equal to two (2) months of his current base salary, less applicable taxes and withholdings in lieu of  notice of termination.

c)              To pay for the monthly premiums at Mezger’s current coverage level for group health benefits for a period of five (5) months after the Separation Date, provided that Mezger elects to continue such benefits and remains eligible to receive such benefits in accordance with the applicable provisions of the Consolidated Budget Reconciliation Act (“COBRA”);

d)             To pay for Mezger’s accrued, but unused, vacation.

Mezger acknowledges and agrees that this Consideration fully and satisfactorily compensates Mezger for executing and not revoking the Release of Claims set forth herein.

3.     Nondisparagement.  Mezger and Company agree that neither party will at any time disparage the other to third parties in any manner likely to be harmful to the other party, their business reputation, or the personal or business reputation of its directors, shareholders and/or employees.  Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

4.     Company Property.  Mezger agrees to return to the Company all the Company’s documents (and all copies thereof) and any and all other Company property in Mezger’s possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Company notes, contracts, drawings, records, business plans and forecasts, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any other materials of any kind (and all reproductions thereof).  Mezger will be allowed to retain possession of his cellular telephone.  Mezger will also be allowed to retain possession of his laptop after all Company information has been removed by IT.

5.     Proprietary Information. Mezger agrees not to use, reproduce, or disclose to any other person or company, any confidential or proprietary information of the Company (and all reproductions thereof).

6.     Options. Mezger acknowledges and agrees that, if he desires to exercise any options that have or will become vested on or before the Separation Date, Mezger must do so no later than six (6) months following the Separation Date and in accordance with the terms and provisions of the applicable option agreements.

7.     Release of Claims.  For the Consideration set forth in paragraph 2 and the mutual covenants set forth in this Agreement, Mezger hereby fully releases the Company, and all of its owners, affiliates, subsidiaries or other related entities, current and former officers, directors, agents, representatives, attorneys, employees, shareholders, predecessors, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Execution Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Mezger’ employment with the Company or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, vacation pay, personal time off, benefits, expense reimbursements, severance benefits or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, or common law cause of action including, but not limited to, wrongful discharge claims; whistleblower claims; breach of express or implied contract claims; retaliation claims; the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Age Discrimination in Employment Act (“ADEA”); the Worker Adjustment and Retraining Notification Act (WARN) or any acts prohibiting discrimination based on race, color, creed, marital status, veteran status, gender, sexual preference, national origin, citizenship, disability, religion or any other protected characteristic; tort law; contract law; wrongful discharge; fiduciary duty; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.  This release shall not apply to claims for workers’ compensation benefits or unemployment compensation benefits.  This release shall not apply to any claims for indemnity or for coverage under the Company’s Director & Officer Liability insurance.

8.     Acknowledgments.  Mezger acknowledges that he is knowingly and voluntarily waiving and releasing any rights or claims the he may have under the ADEA.  The parties agree and acknowledge that Mezger has been advised by this writing, as required by the ADEA that:  (a) the Release set forth above does not apply to any claims that may arise after the date that Mezger signs this Agreement; (b) Mezger has the right to and is advised to consult with an attorney prior to executing this Agreement; (c) Mezger was provided forty-five (45) days within which to consider the original Agreement (although Mezger was provided the opportunity to voluntarily execute the Agreement earlier); and (d) Mezger has seven days following the execution of this Agreement to revoke this Agreement by sending, via certified United States mail, written notice of revocation to the attention of Roger A. Williams, VP Law, 1889. E. Maule, Suite A, Las Vegas, Nevada, 89119.

9.     Decision Period.  Mezger acknowledges that he was notified of his impending termination on February 13, 2008 and that the Company afforded him a period of thirty (30) days, or until March 14, 2008, within which to consider and sign the Agreement.  Mezger was provided the option of accepting and signing the original Agreement before the expiration of the time period, but was not required to do so by the Company.

10.  Revocation Period.  It is further understood and agreed by Mezger and the Company that Mezger will have seven (7) days after the Execution Date of this Separation and Release Agreement to revoke the Agreement.  The Agreement will not become effective and enforceable until this revocation period has expired.  Upon the expiration of the seven (7) day revocation period, the following day will be the Effective Date for purposes of payment of the Consideration set forth in paragraph 2 of this Agreement.

11.  Confidentiality. For the Consideration, Mezger agrees that he will not, unless required to do so by valid order of a court of competent jurisdiction, disclose to anyone or in any way, the terms and conditions of this Agreement.  Notwithstanding the above, Mezger may disclose this Agreement in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors and may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

12.  Tax Consequences. Mezger acknowledges, agrees, and represents that the Company has not made any representations or warranties to Mezger regarding how the payment of the Consideration will be construed for tax purposes.  All sums paid to Mezger pursuant to this Agreement shall be reported by the Company on a Form W-2.  Mezger will be obligated to pay any taxes or other payments which might be required, and the Company will have no obligation to pay any additional sum or sums to Mezger or to anyone else by reason thereof.  Any imposition of taxes or determination relating thereto arising from the payment of the Consideration shall not in any way affect the finality of this Agreement or the release of claims against the Company.

13.  No Third Party Rights.  The parties agree that by making this Agreement they do not intend to confer any benefits, privileges or rights to others.  The Agreement is strictly between the parties hereto, subject to the terms of the paragraph entitled Successors and Assigns below, and that it shall not be construed to vest in any other the status of third-party beneficiary.

14.  Voluntarily and Knowingly. Mezger acknowledges that in executing this Agreement, he has reviewed it and understands its terms and has had an opportunity and was advised to seek guidance from counsel of his own choosing, was fully aware of his rights under law, and acted knowingly and voluntarily and with full understanding of this Agreement and the effect of signing it.

15.  Future Employment.  Mezger agrees that the Company has no obligation to reemploy him in the future.  To coordinate the Company’s response to any inquiries from prospective employers seeking employment references concerning Mezger, Mezger agrees to direct such prospective employers exclusively to the Company’s Human Resources Department.  Should the Human Resources Department  receive an inquiry, they shall reveal Mezger’s period of employment with the Company and the position Mezger held with the Company.

16.  Indemnification.  Mezger agrees to hold the company harmless of and from and indemnify it for and against all loss, damages, costs, and expenses, including reasonable attorneys’ fees, and all other sums which the Company may hereafter incur, pay, or be required or become obligated to pay on account of any and every demand, claim or suit by or on Mezger’s behalf or on behalf of Mezger’s purported assignee within the scope of the matters released hereby as described above, or for any contest or attempt to modify, change, reform, set aside, nullify, cancel, or negate this Agreement or any part or provision of this Agreement for any reason whatsoever by Mezger or for being required to enforce this Agreement or sue for breach of this Agreement.

17.  Entire Agreement.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Mezger and the Company with regard to the subject matter hereof.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by

Mezger and a duly authorized officer of the Company. Mezger agrees that, except to the extent they are in conflict with the provisions of this Agreement, the terms and conditions of any prior agreements of Mezger with the Company, including any nondisclosure, noncompetition, and nonsolicitation covenants, shall remain in enforce and effect and are incorporated herein.  Mezger further agrees that this Agreement does not negate any confidentiality obligations owed to the Company, its affiliates, and its or their directors, officers or employees.

18.  Governing Law.  The validity, performance and construction of this Agreement shall be governed by the laws of the State of Texas.

19.  Successors and Assigns.  This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns.

20.  Severable.  If any provision of this Agreement is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable.

21.  Execution Date.  The Execution Date is the later of the dates that each party signed this Agreement.

I HAVE CAREFULLY READ THIS ENTIRE DOCUMENT.  I UNDERSTAND THAT BY SIGNING THIS DOCUMENT, I AM WAIVING AND RELEASING ALL CLAIMS RELATING TO MY EMPLOYMENT WITH VALENCE TECHNOLOGY, INC.  AND THE TERMINATION OF THAT EMPLOYMENT.  I HAVE SIGNED THIS AGREEMENT VOLUNTARILY, INTENDING TO BE LEGALLY BOUND.

THOMAS MEZGER	VALENCE TECHNOLOGY, INC.

/s/ Thomas Mezger	By:	/s/ Robert L. Kanode
Thomas Mezger
Its: CEO & President

Date: February 15, 2008	Date: February 18, 2008